Contact:  Jeep Bryant
	  212-635-1569

For Immediate Release


   Richard Vaughan to Join The Bank of New York Company, Inc. Board of Directors

NEW YORK, August 15, 2005 - The Bank of New York Company, Inc. today announced that Richard C. Vaughan has been elected to the Boards of Directors of The Bank of New York Company, Inc., and its principal subsidiary, The Bank of New York, effective October 10, 2005. Mr. Vaughan is expected to serve on the Risk, Audit and Examining and Pension Committees.

Mr. Vaughan served as executive vice president and chief financial officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as senior vice president and chief financial officer of Lincoln National's Employee Benefits Division. In June 1992, he was appointed chief financial officer for the corporation. He was promoted to executive vice president in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a vice president in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988.

"We are fortunate to have the benefit of Rich's experience and insight as he joins our corporate board," said Chairman and Chief Executive Officer
Thomas A. Renyi. "He brings extensive expertise in financial management and a keen understanding of the financial services industry."

Mr. Vaughan holds a bachelor's degree in accounting from the University of Missouri. A Certified Public Accountant (CPA), his professional affiliations include the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Mr. Vaughan joined the DaVita, Inc. Board of Directors in May 2005 where he chairs its audit committee. He also served on the Board of Directors of Oxford Health Plans, Inc., and was chair of Oxford's Audit Committee when it was acquired by United Health Plans in July 2004. Other recent board and committee activities include: Chairman of the Philadelphia Museum of Art's Corporate Executive Board 2003-2005, Chairman of the Board of the YMCA of Philadelphia and Vicinity 2003-2005, Moody's Financial Institutions CFO Council 2003-2004 and Standard & Poor's Insurance Ratings CFO Roundtable 2002-2005.

The Bank of New York Company, Inc. (NYSE: BK) is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide. The Company has a long tradition of collaborating with clients to deliver innovative solutions through its core competencies: securities servicing, treasury management, investment management, and individual & regional banking services. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.

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